UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 16, 2007
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)
8400 Normandale Lake Boulevard
Minneapolis, Minnesota
55437
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
ResCap Announces Expense Reduction Initiatives; Strategy Focused on Strengthening Company
Residential Capital, LLC (“ResCap”) announced that it will reduce and re-align its workforce to increase operating efficiencies and reduce costs. ResCap will adjust its workforce by approximately 1,000 positions, reducing its current headcount by about 800 positions by October 2007, and not filling 200 open positions within its U.S. mortgage-related business. The majority of these reductions will take place during the first and second quarters of 2007.
ResCap estimates that severance and related costs associated with this workforce reduction will amount to approximately $10 million. ResCap anticipates corresponding annual pretax cost savings from these reductions and related facilities adjustments in 2007, with approximately $65 million in cost savings for the full year of 2008.
The workforce reductions outlined by ResCap complement a broad integration process, which was launched about one year ago. This process involves the integration of people, technology and systems throughout the company’s Residential Finance Group, which represents the company’s domestic residential mortgage-related business. This integration also encompasses the development of a single debt servicing utility (DSU) platform, which will allow the company to provide servicing of any loan product from a single system. The company believes a single DSU will allow it to increase operating efficiencies while maintaining quality and customer service.
ResCap’s decision to reduce its workforce and accelerate its integration process is being driven by a number of factors, including slower originations, shifts in home prices and appreciation rates, a challenging interest rate environment and the continued deterioration of the sub-prime sector.
This announcement contains forward-looking statements relating to ResCap’s business and its financing plans. Words such as “estimates” or “anticipates” may be used to identify these forward-looking statements. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: January 16, 2007	/s/ James R. Giertz
James R. Giertz
Chief Financial Officer

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